Exhibit 10.1

FIFTH AMENDMENT TO LEASE

This FIFTH AMENDMENT TO LEASE (this “Amendment”) is dated for reference purposes as of the 19th day of November, 2014, between FSP-RIC, LLC (“Landlord”), and ZILLOW, INC., a Washington corporation (“Tenant”). Landlord is authorized to insert the date of its signature in the date blank above.

RECITALS

A. Landlord, as successor to The Northwestern Mutual Life Insurance Company, and Tenant are parties to that certain Office Lease dated March 22, 2011, as amended by that certain Amendment to Office Lease dated June 27, 2012 (the “First Amendment”), that certain Second Amendment to Lease dated April 16, 2013 (the “Second Amendment”), that certain Third Amendment to Lease dated January 10, 2014 (the “Third Amendment”), and that certain Fourth Amendment to Lease dated May 2, 2014 (the “Fourth Amendment”) (collectively with this Amendment, the “Lease”) pursuant to which Tenant leased certain space from Landlord in the building located at 1301 Second Avenue in Seattle, Washington.

B. Pursuant to the First Amendment, the 32nd floor was added to the Initial Premises effective as of October 26, 2012.

C. Pursuant to the Second Amendment and the Fourth Amendment, the 33rd Floor was added to the Premises effective as of October 1, 2013 and the 34th Floor was added to the Premises effective as of June 1, 2014.

D. Pursuant to the Third Amendment, the 35th Floor will be added to the Premises at a later date as described therein.

E. Landlord and Tenant now wish to add Floors 36 through 40 (the “New Floors”) to the Premises, on the terms and conditions set forth herein.

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties agree as follows:

1. Additional Floors. The parties agree that as of the date hereof each of the New Floors contains the Rentable Area set forth below for all purposes under the Lease:

Floor 36	22,702 square feet of Rentable Area
Floor 37	22,692 square feet of Rentable Area
Floor 38	22,692 square feet of Rentable Area
Floor 39	22,692 square feet of Rentable Area
Floor 40	22,692 square feet of Rentable Area

As each New Floor is added to the Premises, the Rentable Area set forth above shall be added to the Rentable Area of the Premises and the Tenant’s Proportionate Share and Monthly Base Rent shall be recalculated based on the increased Rentable Area. The New Floors are depicted on the floor plans attached hereto as Exhibit A which shall be added to and become part of Exhibit B to the Lease. From and after delivery of possession of each New Floor, the New Floor shall be considered part of the Premises for the remainder of the Term, including any extension or renewal of the Term.

2. New Floors Delivery.

(a) Floor 40. Landlord shall deliver to Tenant and Tenant shall accept possession of Floor 40 in its “as is” condition on December 1, 2014.

(b) Floors 36 – 39. Landlord shall deliver possession of each of the New Floors other than Floor 40 to Tenant on the date on which the current occupant surrenders possession of that floor to Landlord provided that Tenant is not required to accept possession of any of the New Floors (other than Floor 40) prior to November 1, 2016. Landlord shall use commercially reasonable efforts to deliver possession of each of the New Floors (other than Floor 40) to Tenant as soon after January 1, 2017, as possible.

(c) Condition of New Floors. Landlord shall deliver possession of each of the New Floors to Tenant in its then-current “as is” condition. An internal staircase connects each of floors 35 and 36, floors 36 and 37, floors 37 and 38 and floors 38 and 39, if only one of the connected floors is included in the Premises, Landlord shall construct a temporary barrier at the top of the staircase.

3. Term. The Term of the Lease for the entire Premises is hereby extended for an additional period of twenty-five (25) months starting on December 1, 2022 (the “Extended Term Commencement Date”). The new Expiration Date shall be December 31, 2024. Tenant shall retain its options to renew the Term for the entire Premises on the terms and conditions set forth in Article 33 of the Lease, except that Tenant must deliver written notice to Landlord exercising each option at least eighteen (18) months, but not more than twenty-four (24) months prior to the Expiration Date of the then-current Term.

4. New Floors Rent Commencement.

(a) Floor 40. Tenant shall begin paying Monthly Base Rent, Operating Expenses and Real Estate Taxes on Floor 40 on October 1, 2015 (the “Floor 40 Rent Start Date”), provided, however, that if Tenant commences business operations on any portion of Floor 40 prior to the Floor 40 Rent Start Date, Tenant shall begin paying Operating Expenses and Real Estate Taxes (but not Monthly Base Rent) on Floor 40 on the date it commences business operations. Notwithstanding the foregoing, Tenants shall not be required to pay Operating Expenses and Real Estate Taxes before July 1, 2015.

(b) Floors 36 – 39. Tenant shall begin paying Monthly Base Rent, Operating Expenses and Real Estate Taxes on each of the New Floors (other than Floor 40) on the earlier of (i) the date that is ninety (90) days after Landlord delivers possession of the floor to Tenant, or (ii) the date on which Tenant commences business operations on any portion of the applicable New Floor (each, a “New Floor Rent Start Date”).

5. Monthly Base Rent. Tenant shall pay the sums set forth below in Section 5(a) in addition to all other sums of Monthly Base Rent due under the Lease. Tenant shall pay the sums set forth below in Section 5(b) which sums shall constitute the entire Monthly Base Rent due under the Lease for the time period set forth therein. Except as set forth below, all sums of Monthly Base Rent shall be paid in accordance with the terms and conditions of Section 4.1 of the Lease.

(a) Current Term. Commencing on each New Floor Rent Commencement Date or the Floor 40 Rent Commencement Date, as applicable, Monthly Base Rent on each New Floor shall be paid in equal monthly installments based on the annual Base Rent rate set forth below for the applicable time periods.

Period	Annual Base Rent per Square Foot of Rentable Area
Prior to December 31, 2016	$40.00
January 1, 2017 to December 31, 2017	$42.00
January 1, 2018 to December 31, 2018	$43.00
January 1, 2019 to December 31, 2019	$44.00
January 1, 2020 to December 31, 2020	$45.00
January 1, 2021 to December 31, 2021	$46.00
January 1, 2022 to November 30, 2022	$47.00

(b) Extended Term. From and after the Extended Term Commencement Date, Tenant shall pay Monthly Base Rent on the entire Premises in equal monthly installments based on the annual Base Rent rate set forth below for the applicable time periods.

Period	Annual Base Rent per Square Foot of Rentable Area
December 1, 2022 to November 30, 2023	$48.00
December 1, 2023 to November 30, 2024	$49.00
December 1, 2024 to December 31, 2024	$50.00

6. Allowances and Alterations. Landlord shall not be required to make or contribute any funds toward the cost of any improvements or alterations to any of the New Floors except as expressly set forth in this Amendment. Landlord shall provide a tenant improvement allowance for each of the New Floors in the amounts set forth below:

Floor 40	Forty-five Dollars ($45.00) per square foot of Rentable Area
Floors 36-39	Thirty-five Dollars ($35.00) per square foot of Rentable Area.

Tenant shall complete all of its improvements to each New Floor in accordance with the terms of Exhibit C to the First Amendment except that (i) all references therein to Floor 32 shall be deemed to refer to the applicable New Floor, and (ii) with respect to each New Floor, the term “Cash Allowance” shall mean the amount set forth above for that New Floor which shall be made available to Tenant after Tenant’s acceptance of possession of that floor, (iii) Tenant may use the Cash Allowance on any of the New Floors, and (iv) from the Cash Allowance Tenant may use up to fifteen dollars ($15.00) per square foot of Rentable Area on each New Floor for furniture, fixtures and equipment installed in the Premises but may not use the Cash Allowance as a credit against Monthly Base Rent.

7. Additional Allowance. Provided that (a) no Event of Default then exists, and (b) no Chronic Default (as defined in Section 25.1 of the Lease) has occurred or is continuing, and (c) Tenant and/or any affiliate of Tenant occupies the entire Premises as of such date, within thirty (30) days of the Extended Term Commencement Date, Landlord shall pay the sum of Three Million Dollars ($3,000,000) to Tenant which Tenant may use to refurbish the Premises or for any other purpose in Tenant’s sole and exclusive discretion.

8. Parking Allocation. Effective upon the date on which Landlord delivers possession of each New Floor to Tenant, Tenant’s parking allocation under Section 1.1(t) and Section 27 of the Lease shall be increased by Fourteen (14) unreserved stalls. From this allocation, Tenant may convert up to four (4) of the unreserved parking stalls on the      level (spaces     ,     ,      and     ) of the garage to reserved stalls and may convert up to eight (8) of the parking stalls on the      level (spaces      –     ) of the garage to reserved stalls. Throughout the Term Tenant shall pay for each reserved and unreserved parking stall at the applicable prevailing rate established by Landlord from time to time.

9. Early Termination. Article 31 of the Lease is deleted in its entirety and shall be of no further force or effect.

10. Right of First Offer. Article 32 of the Lease (as amended in the Second Amendment) is amended to change the definition of ROFO Space. From and after the date hereof, the term “ROFO Space” shall mean floors 20-24, 28, 41 and 42. The ROFO shall be subordinate to the rights granted to other tenants under their leases executed prior to the date of this Amendment.

11. Letter of Credit. Within two (2) Business Days after execution of this Amendment, Tenant shall provide an amendment to the existing Letter of Credit increasing the value of the Letter of Credit by Four Hundred Seventy-two Thousand Seven Hundred Ninety-one and 66/100 Dollars ($472,791.66). Paragraph 10 of Exhibit K to the Lease (as amended in the First Amendment, the Second Amendment and the Third Amendment) is amended to replace the number “$1,342,038.10” with the number “$1,814,829.76” in each place it appears.

12. Elevator Signage. So long as Tenant has not subleased more than 3 floors (except for subleases permitted without Landlord’s consent under Section 10.5 of the Lease) and employees of Tenant and/or any affiliate of Tenant regularly conduct business operations in all of the Premises that has not been subleased, Tenant shall have the right to the signage described in this Section 12. Upon termination of this Lease or failure to meet the foregoing requirement, Landlord shall remove the signage described in this Section 12 and restore the surfaces from which they were removed and Tenant will pay all costs of removal and restoration upon demand.

(a) Elevator Cab Signage. Landlord, at Tenant’s cost, shall replace the elevator button stickers in each elevator cab serving Tenant’s main reception floor with a building standard identification plate with the word “Zillow” adjacent to the elevator button for the floor on which Tenant’s main reception is located using the design shown on Exhibit B-1 attached hereto. If Tenant changes the floor on which its main reception is located, the elevator cab signage will be relocated by Landlord and Tenant will pay all costs of relocating the signage and restoring the surface of the elevator cab panel from which they were removed. Landlord may deduct the cost of installing the elevator cab signage from the Cash Allowance or may bill the cost to Tenant in which case Tenant shall pay the cost with the next installment of Monthly Base Rent falling due.

(b) Elevator Bank Signage. Landlord, at Tenant’s cost, shall install a sign on the ground floor in the elevator bank that serves Tenant’s main reception floor using the design shown on Exhibit B-2 attached hereto. If Tenant changes the floor on which its main reception is located to one that is served by a different elevator bank, Landlord shall remove the elevator bank signage and Tenant will pay all costs of removing the signage and restoring the surface from which it was removed.

Landlord may deduct the cost of installing the elevator bank signage from the Cash Allowance or may bill the cost to Tenant in which case Tenant shall pay the cost with the next installment of Monthly Base Rent falling due.

13. Exterior Signage.

(a) Multi-tenant Column monument Signs. If permitted by applicable law, Landlord shall install two (2) multi-tenant column monument signs at the main entrance to the Building prior to the Floor 40 Rent Start Date using the design generally shown on Exhibit C attached hereto. The multi-tenant column monument signs must comply with all applicable City of Seattle laws, rules and regulations and Landlord may make any changes needed to the design to obtain any necessary permits. One monument sign shall be located on the northern-most column facing north and one monument sign shall be located on the southern-most column facing south. So long as (i) no Event of Default then exists, (ii) no Chronic Default has occurred or is continuing, and (iii) not more than 3 floors of the Premises have been subleased, except under subleases permitted without Landlord’s consent under Section 10.5 of the Lease, and employees of Tenant and/or any affiliate of Tenant regularly conduct business operations in all the Premises that has not been subleased, Tenant shall have the right to have Landlord install the name “Zillow” on each of the multi-tenant column monument signs at Landlord’s cost using the Landlord’s standard format for such signage (“Tenant’s Monument Sign”). All costs incurred by Landlord relating to the multi-tenant column monument signs shall be included in Operating Expenses or billed to and paid by the tenants identified on the signs. The rights granted in this Section are personal to the originally named Tenant and may not be transferred to any other party without Landlord’s express written consent in its sole discretion. Consent to a Transfer shall not constitute consent to an assignment of Tenant’s rights under this Section. Upon termination of this Lease or if the foregoing conditions cease to be satisfied during the Term, Landlord may remove Tenant’s Monument Sign and restore, to Landlord’s satisfaction, the affected areas so that they match the adjacent surfaces and no evidence of the Tenant’s Monument Sign is visible. Tenant shall pay all costs incurred by Landlord under the prior sentence upon demand. Landlord may remove Tenant’s Monument Sign as and when necessary to perform repairs and maintenance.

(b) Exterior Signs. If (i) Russell Investments or any successor or assignee of its rights under the lease between the Landlord and Russell Investments irrevocably relinquishes its rights to Building identity signage, (ii) no Event of Default then exists, (iii) no Chronic Default has occurred or is continuing, (iv) Tenant occupies the entire Premises (meaning that not more than two (2) floors have been subleased, except under subleases permitted without Landlord’s consent under Section 10.5 of the Lease, and employees of Tenant and/or any affiliate of Tenant regularly conduct business operations in the entire Premises), and (v) such signage is allowed outright under applicable law without any additional cost or any adverse impact on Landlord, Tenant may replace the “Russell Investments Center” signage with comparable “Zillow” signage (the “Exterior Signs”) on the columns adjacent to the main entrance to the Building that are not used for multi-tenant column signs. Landlord shall not allow any other tenant to install signage on the middle column but may require that the Exterior Signs include the building name at the location and in a design selected by Landlord. Tenant shall be responsible for all costs relating to fabrication, installation, repair and maintenance of the Exterior Signs. The size, design, content and method of attachment of the Exterior Signs shall be consistent with the architectural and institutional quality of the Building and shall be subject to Landlord’s prior approval, which shall not be unreasonably withheld, conditioned or delayed. Tenant shall supply Landlord with professionally prepared plans and specifications for the Exterior Signs in advance of their manufacture or submission for permits. The Exterior Signs must comply with all applicable City of Seattle laws, rules and regulations. The rights granted in this Section are personal to the originally named Tenant and may not be transferred to any other party without Landlord’s express written consent in its sole discretion. Consent to a Transfer shall not constitute consent to an assignment of Tenant’s rights under this Section. Upon termination of this

Lease or if the foregoing conditions cease to be satisfied during the Term, Landlord may remove the Exterior Signs and restore, to Landlord’s satisfaction, the affected areas so that they match the adjacent surfaces and no evidence of the Exterior Signs is visible. Tenant shall pay all costs incurred by Landlord under the prior sentence upon demand. Landlord may remove the Exterior Signs as and when necessary to perform repairs and maintenance.

14. Broker’s Commission. Tenant represents and warrants to Landlord that it has had no dealing with any broker or agent in connection with this Amendment other than Flinn Ferguson (“Tenant’s Broker”). Landlord shall pay a commission to its broker CBRE, Inc. and to Tenant’s Broker identified above in accordance with a separate written agreement. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all liabilities for any other commissions or other compensation or charges claimed by any broker or agent based on dealings with Tenant.

15. Defined Terms; Conflict. Capitalized terms used herein and not otherwise defined shall have the meanings given in the Lease. If there is any conflict between the terms, conditions and provisions of this Amendment and the terms and conditions of the Lease, the terms, conditions and provisions of this Amendment shall prevail.

16. No Further Amendment. This Amendment sets forth the entire agreement of the parties as to the subject matter hereof and supersedes all prior discussions and understandings between them. Except as expressly modified by this Amendment, all terms, covenants and provisions of the Lease shall remain unmodified and in full force and effect and are hereby expressly ratified and confirmed.

17. Miscellaneous. This Amendment may not be amended or rescinded in any manner except by an instrument in writing signed by a duly authorized officer or representative of each party hereto. Each of the schedules or exhibits referred to herein (if any), is incorporated herein as if fully set forth in this Amendment. If any of the provisions of this Amendment should be found to be invalid, illegal or unenforceable by any court of competent jurisdiction, such provision shall be stricken and the remainder of this Amendment shall nonetheless remain in full force and effect unless striking such provision shall materially alter the intention of the parties. No waiver of any right under this Amendment shall be effective unless contained in a writing signed by a duly authorized officer or representative of the party sought to be charged with the waiver and no waiver of any right arising from any breach or failure to perform shall be deemed to be a waiver of any future right or of any other right arising under this Amendment. Tenant waives any right it may have to require the provisions of this Amendment to be construed against the party who drafted it.

18. Authority. Each person signing this Amendment on behalf of the respective parties represents and warrants that he or she is authorized to execute and deliver this Amendment, and that this Amendment will thereby become binding upon Landlord and Tenant, respectively.

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19. Counterparts. This Amendment may be executed in counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

TENANT:

ZILLOW, INC.,

a Washington corporation

By: /s/ CHAD COHEN

Name: Chad Cohen

Title: CFO

LANDLORD:

FSP-RIC, LLC,

a Delaware limited liability company

By: Fifth Street Properties, LLC,

a Delaware limited liability

company, its sole member

By: CWP Capital Management

LLC, a Delaware limited liability

company, its manager

By: /s/ Joseph A. Corrente

Name: Joseph A. Corrente

Title: Executive Vice President

Attachments:

Exhibit A – Floor Plans

Exhibit B-1 – Elevator Cab Signage Exhibit

B-2 – Elevator Bank Signage

Exhibit C – Multi-Tenant Column Monument Sign

EXHIBIT A

FLOOR PLANS

Floor 36

EXHIBIT A

FLOOR PLANS

Floor 37

EXHIBIT A

FLOOR PLANS

Floor 38

EXHIBIT A

FLOOR PLANS

Floor 39

EXHIBIT A

FLOOR PLANS

Floor 40

EXHIBIT B-1

ELEVATOR CAB SIGNAGE

EXHIBIT B-2

ELEVATOR BANK SIGNAGE

EXHIBIT C

MULTI-TENANT COLUMN MONUMENT SIGN